Exhibit 4.29 – STOCK OPTION PLAN APPROVED NOVEMBER 4, 2014

MEDICURE INC.

STOCK OPTION PLAN

Amended and Restated as of November 4, 2014

1.	Purpose. The purpose of the Stock Option Plan (the “Plan”) of Medicure Inc. (the “Corporation”), a Corporation incorporated under the federal laws of Canada, is to advance the interests of the Corporation by encouraging its directors, management, consultants and employees to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the policies of the TSX Venture Exchange (the “Exchange”).

2.	Administration. The Plan shall be administered by the board of directors of the Corporation (the “Board”).

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all Option Agreements entered into thereunder, to define the terms used in the Plan and in all Option Agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, subject to any necessary regulatory approvals of the relevant stock exchange, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder (an “Option”) shall be evidenced by an agreement (an “Option Agreement”), signed on behalf of the Corporation and by the optionee, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

3.	Shares Subject to Plan. Subject to adjustment as provided in Section 14 hereof, the shares to be offered under the Plan shall consist of common shares of the Corporation (“Shares”) which shall be issued from treasury for purposes of the Plan. The aggregate number of Shares reserved for issuance pursuant to Options granted under this Plan is 2,441,981. If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purpose of this Plan.

4.	Maintenance of Sufficient Capital. The Corporation shall at all times during the term of this Plan reserve and keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Plan.

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5.	Eligibility and Participation. Directors, officers, management, consultants, employees, consultants performing Investor Relations Activities and management company employees of the Corporation shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). When such Participant is an Employee, Consultant or Management Company Employee, the Corporation represents that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be. The Board shall determine to whom Options shall be granted, the terms and provisions of the respective Option Agreements, the time or times at which such Options shall be granted, and the number of Shares to be subject to each Option. An individual who has been granted an Option may, if he is otherwise eligible, and if permitted under the policies of the stock exchange or stock exchanges on which the Shares are to be listed, be granted an additional Option or Options if the directors shall so determine.

6.	Exercise Price.

(a)	Subject to the provisions of Section 6(b), the Board shall, at the time an Option is granted under this Plan, fix the exercise price at which Shares may be acquired upon the exercise of such Option provided that the minimum exercise price shall not be less than the Discounted Market Price. The Discounted Market Price is the Market Price of the Shares, less a discount which shall not exceed 25% if the Market Price is $0.50 or less, 20% if the Market Price is from $0.51 to $2.00 and 15% if the Market Price is above $2.00. Where used herein "Market Price" means, subject to certain exceptions required by the rules of the Exchange, the last daily closing price of the Shares before the date of grant or the issuance of a news release announcing the grant, if required.

(b)	If an Option is granted within 90 days of a public distribution of the Shares by way of prospectus, then the minimum exercise price of such Option shall, if the policy of such stock exchange or stock exchanges requires, be the greater of the Discounted Market Price and the price per Share paid by the investing public for Shares acquired by the public during such public distribution, determined in accordance with the policy of such stock exchange or stock exchanges.

7.	Number of Optioned Shares. The number of Shares that may be acquired under an Option granted to a Participant shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to:

(a)	any one Participant (other than a Consultant or a person employed in Investor Relations Activities, as hereinafter defined) together with such Participant's participation in any other plan of the Corporation, during any 12 month period shall not exceed 5% of the total number of issued and outstanding Shares (calculated on a non-diluted basis);

(b)	Insiders of the Corporation (as defined by the Exchange) under Options granted to Insiders shall not exceed, during any 12 month period, 10% of the total number of issued and outstanding Shares;

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(c)	Insiders of the Corporation (as defined by the Exchange) under Options granted to Insiders shall not exceed 10% of the total number of issued and outstanding shares;

(d)	any one Consultant shall not exceed 2% of the total number of issued and outstanding Shares (calculated on a non-diluted basis) during any 12 month period; and

(e)	any persons employed in Investor Relations Activities shall not exceed an aggregate of 2% of the total number of issued and outstanding Shares (calculated on a non-diluted basis) during any 12 month period.

8.	Duration of Option and Vesting.

(a)	Each Option and all rights thereunder shall expire on the date (the “Expiry Date”) set out in the Option Agreements and shall be subject to earlier termination as provided in paragraphs 10 and 11. The Expiry Date shall be fixed by the Board, such date not to exceed ten years from the date the Option is granted.

(b)	An Option shall vest and may be exercised (in each case to the nearest full Share) until the Expiry Date of the Option in such manner as the Board may fix by resolution, except for Options issued to Consultants performing Investor Relations Activities, which must vest in stages over 12 months with no more than ¼ of the options vesting in any three month period. Options which have vested may be exercised in whole or in part at any time and from time to time prior to the Expiry Date.

(c)	Notwithstanding any other provision of this Plan, no Option shall terminate, become void and of no effect or cease to be exercisable, whether as a result of the expiry of the term fixed for exercise of the Option or as a result of the termination or cessation of employment of an optionee, prior to 5:00 p.m. (Winnipeg time) on the tenth business day following the cessation of any Trading Blackout applicable to such optionee in effect at the time such Option would otherwise expire or terminate or if a Trading Blackout is not then in effect, prior to 5:00 p.m. (Winnipeg time) on the tenth business day following cessation of the most recent Trading Blackout applicable to such optionee prior to the Expiry Date.

(d)	“Trading Blackout” means any restricted trading period imposed by the Corporation during which the directors and officers of the Corporation and specified employees are prohibited from trading in the securities of the Corporation.

9.	Exercise of Options.

(a)	Except as set forth in Section 10 and 11, no Option may be exercised unless the Participant is at the time of such exercise a director, officer, manager, consultant, employee or management company employee of the Corporation.

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(b)	The exercise of any Option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the Option is exercised. No Participant or his or her legal representatives, legatees or distributes will be, or will deemed to be, a holder of any Shares subject to an Option under this Plan, unless and until the certificate for such Shares are issued to him or them under the terms of the Plan.

(c)	To the extent the exercise of an Option hereunder gives rise to any tax or other statutory withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Corporation may implement appropriate procedures to ensure that the tax withholding obligations are met. These procedures may include, without limitation, increased withholding from an optionee’s regular compensation, cash payments by an optionee, or the sale of a portion of the Shares acquired pursuant to the exercise of an Option, which sale may be required and initiated by the Corporation. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated optionees in the Plan, except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

10.	Ceasing to Be a Director, Consultant, Officer, Manager, Consultant or Employee. If any Participant shall cease to be a member of the Board, officer, management, consultant, employee or management company employee of the Corporation or any subsidiary of the Corporation for any reason other than death or permanent disability, his or her Option will terminate at 5:00 p.m. (Winnipeg time) on the earlier of the Expiry Date of the Option and:

(a)	for Participants other than those employed in Investor Relations Activities, a maximum of 12 months after the date such Participant ceases to be a member of the Board, senior officer, Employee, Management Company Employee or Consultant of the Corporation, or any subsidiary of the Corporation; and

(b)	for Participants employed in Investor Relations Activities, 30 days after the date such Participant ceases to be employed in Investor Relations Activities.

If such cessation or termination is by reason of substantial breach or cause on the part of the Participant, the Options shall be automatically terminated forthwith and shall be of no further force or effect.

Neither the selection of any person as a Participant nor the granting of an Option to any Participant under this Plan shall:

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(c)	confer upon such Participant any right to continue as a director, senior officer, Employee, Management Company Employee or Consultant of the Corporation, or any subsidiary of the Corporation as the case may be, or

(d)	be construed as a guarantee that the Participant will continue as a member of the Board, senior officer, Employee, Management Company Employee or Consultant of the Corporation, or any subsidiary of the Corporation as the case may be.

11.	Death or Permanent Disability of Participant. In the event of the death or permanent disability of a Participant, the Option previously granted to him shall be exercisable only by the earlier of the Expiry Date and the date that is twelve months after the date of death or permanent disability and then only:

(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or applicable laws; and

(b)	if and to the extent that he was entitled to exercise the Option at the date of his death or permanent disability.

12.	Right of Optionee. No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered.

13.	Proceeds from Sales of Shares. The proceeds from sales of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

14.	Adjustments. If the outstanding Shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through re-organization, arrangement, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made in the maximum number or kind of shares as to which Options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option.

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Upon the liquidation or dissolution of the Corporation or upon a re-organization, arrangement, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding Shares of the Corporation to another corporation, the Plan shall terminate, and any Options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of Options theretofore granted, or the substitution for such Options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and Options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and outstanding Options shall terminate pursuant to the foregoing sentence, then immediately prior to consummation of the event which results in the termination of the Plan and outstanding Options, the Board may determine that all of the Options of an optionee vest and become exercisable for such period as the Board specifies. Options not exercised within the specified period will terminate.

Adjustments under this Section shall be made by the Board, subject to the approval of the primary stock exchange on which the shares of the Corporation are listed, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares shall be issued under the Plan on any such adjustment.

14.1      Change of Control. If a bona fide offer (the “Offer”) for voting or equity shares is made to shareholders of the Corporation generally, or to a class of shareholders of the Corporation which, if Options were exercised, would include the Participants, and which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Corporation within the meaning of subsection 1(3) of the Securities Act (Ontario) then, notwithstanding Sections 8 and 9 but subject to the other provisions hereof:

(a)	The Board may give its express consent to the exercise of any Options which are outstanding although not yet exercisable at the time of the Offer in the manner hereinafter provided.

(b)	If the Board has so consented to the exercise of any Options outstanding at the time of the Offer, the Corporation shall, immediately after such consent has been given, notify each Participant currently holding an Option of the Offer, with full particulars thereof, together with a notice stating that, in order to permit the Participant to participate in the Offer, the Participant may, during the period that the Offer is open for acceptance (or, if no such period is specified, the period of 30 days following the date of such notice), exercise all or any portion of any such Option held by the Participant.

(c)	In the event that the Participant so exercises any such Option, such exercise shall be in accordance with Sections 6, 7 and 9(b) hereof; provided that, if necessary in order to permit the Participant to participate in the Offer, such Option shall be deemed to have been exercised, and the issuance of Shares received upon such exercise (the “Optioned Shares”) shall be deemed to have occurred, effective as of the first day prior to the date on which the Offer was made.

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(d)	If, upon the expiry of the applicable period referred to in subsection (b) above, the Offer is completed, and:

(i)	the Participant has not exercised the entire or any portion of such Option then, as of and from the expiry of such period, the Participant’s right to purchase the Shares covered by such Option shall not be exercisable, and shall expire and be null and void; and

(ii)	the Participant has exercised the entire or any portion of such Option, but has not tendered the Shares received in connection with such exercise to the Offer, then, as and from the expiry of such period, the Corporation may require the Participant to sell to the Corporation such Optioned Shares for a purchase price of $.001 per Optioned Share.

(e)	If:

(i)	the Offer is not completed (within the time specified therein, if applicable);

or

(ii)	all of the Optioned Shares tendered by the Participant pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares or, in the case of paragraph (ii) above, the portion thereof that is not taken up and paid for by such offeror, shall be returned by the Participant to the Corporation for cancellation and the terms of the Option as set forth herein shall again apply to such Option, or the remaining portion thereof, as the case may be.

(f)	If any Optioned Shares are returned to the Corporation pursuant to subsection (e) above, the Corporation shall refund the Option price to the Participant in respect of such Optioned Shares.

(g)	In no event shall the Participant be entitled to sell the Optioned Shares otherwise than pursuant to the Offer, except as provided in paragraph (d)(ii) above.

15.	Transferability. All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein. During the lifetime of a Participant any benefits, rights and Options may only be exercised by the Participant.

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16.	Amendment and Termination of Plan.

(a)	The Board may, at any time, suspend or terminate the Plan or amend or revise the terms of the Plan, provided that no such amendment or revisions shall alter the terms of any Options theretofore granted under the Plan. Subject to Section 16(b) and subject to any necessary approval of any stock exchange on which the Shares may be listed, the Board may, from time to time, and without the approval of the Company’s shareholders: (i) amend the Plan and the terms and the conditions of any Options thereafter to be granted; and (ii) amend the Plan and the terms and conditions of any Options which have been theretofore granted, subject to the consent of a holder of an Option whose rights would be adversely affected by such amendment.

(b)	Disinterested shareholders of the Company shall approve any amendment to the Plan or any Option which reduces the exercise price of an Option granted to an Insider. Shareholders of the Company shall approve any amendment to the Plan or any Option which (i) extends the period available to exercise an Option granted to an Insider other than as provided in Section 8(b); or (ii) increases the number of shares reserved for issuance under the Plan (other than pursuant to the provisions of Section 14 hereof).

17.	Necessary Approvals. The obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Option exercise price paid to the Corporation will be returned to the Participant.

18.	Stock Exchange Rules. The rules of any stock exchange upon which the Corporation’s Shares are listed shall be applicable relative to Options granted to Participants.

19.	Effective Date of Plan. The Plan has been adopted by the Board of the Corporation subject to the approval of the stock exchange or stock exchanges on which the Shares of the Corporation are to be listed and, if so approved, the Plan shall became effective upon such approvals being obtained.

20.	Interpretation. The Plan will be governed by and construed in accordance with the laws of Canada.

MEDICURE INC.

Per:	/s/ James Kinley

Per:	/s/ Albert Friesen

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